EXHIBIT 99.1

Shenandoah Telecommunications Company Reports 87% Increase in Net Income for First Quarter 2013

EDINBURG, Va., May 3, 2013 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) announces financial and operating results for the three months ended March 31, 2013.

First Quarter 2013 Highlights

Highlights for the quarter include:

  Revenue of $76.0 million, an increase of 10.4% from first quarter 2012
  Net income from continuing operations of $8.4 million, up 90.0% from $4.4 million in first quarter of 2012
  Net income of $8.4 million, up 87% from $4.5 million in the first quarter of 2012
  Adjusted operating income before depreciation and amortization (adjusted OIBDA) of $29.6 million, up 11% from the first quarter of 2012
  Net postpaid PCS customer additions of 1,065 and net prepaid customer additions of 6,227 in the first quarter
  At March 31, 2013, the Company had 263,957 postpaid PCS customers and 134,404 prepaid customers, up 5.3% and 17.5%, respectively, from March 31, 2012
  PCS Postpaid churn was 1.87% in the first quarter of 2013 compared to 1.86% in first quarter 2012. Prepaid churn was 3.87% in the first quarter of 2013 compared to 3.65% in first quarter 2012
  Cable segment revenue generating units totaled 116,576 at March 31, 2013, a 2.3% increase since March 31, 2012
  As of March 31, 2013, the Company had upgraded 232 of its 521 cell sites to 4G LTE, covering 70% of our covered PCS POPs

President and CEO Christopher E. French commented, "Our first quarter results demonstrated significant improvement over the prior year period. Revenues and subscriber counts are increasing, while growth in operating expenses has slowed in recent periods. We are on track with deployment of 4G LTE service as part of Sprint Nextel's Network Vision project, and extending this service to 70% of our covered population."

Consolidated First Quarter Results

For the quarter ended March 31, 2013, net income from continuing operations was $8.4 million compared to $4.4 million in the first quarter of 2012. Operating income for the first quarter of 2013 was $15.2 million, up $6.4 million or 72% from the first quarter of 2012. Adjusted OIBDA (as defined below) increased to $29.6 million in the first quarter of 2013 from $26.7 million in the first quarter of 2012.

Total revenues for the first quarter of 2013 were $76.0 million, an increase of $7.2 million or 10.4% compared to $68.8 million for the 2012 first quarter.   Increases in PCS and cable RGU counts, combined with increases in the monthly revenue per customer across all segments, accounted for the growth in revenues. Overall operating expenses increased $0.8 million, or 1.3%, to $60.8 million in first quarter 2013.  Wireless segment operating expenses increased $0.2 million, as lower accelerated depreciation in first quarter 2013, related to upgraded base stations, largely offset higher rent and other network costs and increases in other prepaid expenses related to sales and marketing. Cable segment operating expenses increased $0.2 million. Wireline segment operating expenses increased $1.1 million.

The increase in operating income resulted primarily from the increase in revenues, partially offset by higher rent and other network costs in the prepaid business. Depreciation expense decreased $1.8 million overall, principally due to lower accelerated depreciation related to the upgrade of our Wireless network as sites reach their date of upgrade.

Wireless Segment

The Company continued to experience customer growth in its postpaid wireless markets, adding 1,065 net retail postpaid customers during the first quarter of 2013, compared to the 2,064 added during the first quarter of 2012. The Company's postpaid wireless customer count at March 31, 2013 was 263,957, a 13,273 or 5.3% increase from March 31, 2012. The Company's first quarter postpaid churn was 1.87% compared to 1.86% in first quarter 2012. Gross adds of postpaid customers for first quarter 2013 totaled 15,824, down slightly from 15,966 in the first quarter of 2012.

During the first quarter, the Company added 6,227 net prepaid subscribers, ending the first quarter of 2013 with 134,404 prepaid subscribers, compared to 114,384 as of March 31, 2012. Gross additions of prepaid subscribers totaled 21,422 in the first quarter of 2013, compared to 19,364 added in the first quarter of 2012. Prepaid churn was 3.87% for the first quarter, compared to 3.65% for the first quarter of 2012.

Operating revenues increased $5.5 million in the first quarter of 2013 compared to the first quarter of 2012.  The $3.7 million increase in postpaid PCS revenues was primarily due to a 5% increase in customers and the increased percentage of customers who have smartphones, which are subject to higher monthly fees. The $1.9 million increase in prepaid revenues was principally due to the 19% increase in average subscribers in the first quarter of 2013, compared to the first quarter of 2012, with an increase in the proportion of customers with higher revenue plans accounting for the remainder of the increase.

Operating expenses in the Wireless segment increased $0.2 million overall.  Postpaid handset costs decreased $0.7 million, due principally to selling fewer phones through Shentel-controlled channels. Prepaid handset subsidies increased $0.2 million, principally due to the increase in gross activations.  Wireless network costs increased $1.2 million in the first quarter of 2013 primarily as a result of rent increases and additional backhaul costs associated with the network upgrade, while maintenance costs increased $0.3 million due to higher cost maintenance contracts on the upgraded network. Selling, general and administrative expenses increased $0.8 million, primarily due to higher costs associated with the prepaid programs. Depreciation expense decreased $1.7 million, as accelerated depreciation declined as switch and cell site assets were replaced during 2012.

First quarter adjusted OIBDA was $22.1 million, an increase of $2.0 million from the first quarter of 2012.

Cable Segment

Operating revenue in the first quarter of 2013 increased $1.3 million on 2.3% growth in average revenue generating units and video price increases averaging 5.5%, compared to the first quarter of 2012.  Operating expenses increased by $0.2 million in first quarter 2013 over first quarter 2012.

Revenue generating units (the sum of voice, data, and video subscribers) totaled 116,576 at the end of the first quarter of 2013, an increase of 2.3% from March 31, 2012. Revenue generating units increased by 1,685 in the first quarter of 2013, compared to an increase of 2,125 in the first quarter of 2012. Growth in voice and data revenue generating units was partially offset by losses in video revenue generating units in both periods.

Adjusted OIBDA for first quarter 2013 was $2.3 million, up 58% from $1.5 million for the first quarter of 2012.

Wireline Segment

Wireline segment DSL customers grew by 193 to 12,665, an increase of 1.5% from the prior year period. Access lines at March 31, 2013, were 22,234, compared to 22,838 at March 31, 2012.  Adjusted OIBDA for the Wireline segment for first quarter 2013 was $6.0 million, a decrease of $0.1 million from the comparable 2012 period.

Other Information

Capital expenditures were $26.0 million in the first quarter of 2013, up from $14.8 million in the comparable 2012 period. Capital expenditures in first quarter 2013 related primarily to base station replacements at PCS sites related to the Company's Network Vision project, while spending in first quarter 2012 primarily related to upgrades to the cable networks acquired in 2010 and PCS capacity upgrades. The Company expects that capital spending will remain elevated during 2013, as the Company completes cell site upgrades as part of the Network Vision project.

Cash and cash equivalents as of March 31, 2013 were $67.1 million, down from $71.1 million at December 31, 2012. Total outstanding debt at March 31, 2013 totaled $231.4 million, down slightly from $232.2 million at December 31, 2012. Over the next twelve months, the Company is scheduled to make approximately $1.2 million in principal repayments. At March 31, 2013, the debt/equity ratio was 1.07 and debt as a percent of total assets was 41%. The amount available to the Company through its revolver facility was $50 million as of March 31, 2013.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Friday, May 3, 2013, at 10 A.M. Eastern time.

Teleconference Information:
Friday, May 3, 2013, 10:00 A.M. (ET)
Dial in number: 1-888-695-7639
Audio webcast: www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	March 31,	December 31,
	2013	2012

Cash and cash equivalents	$ 67,095	$ 71,086
Other current assets	40,723	45,349
Investments	8,448	8,214

Net property, plant and equipment	370,196	365,474

Intangible assets, net	73,783	74,932
Other assets, net	6,483	5,685
Total assets	$566,728	$570,740

Current liabilities, exclusive of current maturities of long-term debt of $1,238 and $1,977, respectively	$ 43,565	$ 56,163
Long-term debt, including current maturities	231,438	232,177
Total other liabilities	74,709	74,552
Total shareholders' equity	217,016	207,848
Total liabilities and shareholders' equity	$566,728	$570,740

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,
	2013	2012
Revenues	$76,010	$68,823

Cost of goods and services	30,700	29,029
Selling, general and administrative	16,129	15,170
Depreciation & amortization	13,972	15,807
Operating expenses	60,801	60,006
Operating income	15,209	8,817

Interest expense	(2,152)	(1,795)
Other income (expense), net	668	659
Income from continuing operations before income taxes	13,725	7,681
Income tax expense	5,374	3,273
Net income from continuing operations	$8,351	$4,408
Income from discontinued operations, net of taxes	--	58
Net income	$8,351	$4,466

Net income from continuing operations	$0.35	$0.19
Income from discontinued operations	--	--
Net income	$0.35	$0.19

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three months ended March 31, 2013 and 2012:

(in thousands)	Three months ended
	March 31,
	2013	2012

Adjusted OIBDA	$29,635	$26,709

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA:

Consolidated:	Three months ended
(in thousands)	March 31,
	2013	2012

Operating income	$ 15,209	$ 8,817
Plus depreciation and amortization	13,972	15,807
Adjusted prepaid results	--	1,695
Plus loss on asset sales	82	33
Plus share based compensation expense	372	357
Adjusted OIBDA	$29,635	$26,709

 The following tables reconcile adjusted OIBDA to operating income by major segment for the three months ended March 31, 2013 and 2012:

Wireless Segment: (in thousands)	Three Months Ended March 31,
	2013	2012

Operating income	$ 15,828	$ 10,525
Plus depreciation and amortization	6,028	7,757
Adjusted prepaid results	--	1,695
Plus loss on asset sales	90	4
Plus share based compensation expense	108	104
Adjusted OIBDA	$ 22,054	$ 20,085

Cable Segment: (in thousands)	Three Months Ended March 31,
	2013	2012

Operating loss	$ (3,386)	$ (4,542)
Plus depreciation and amortization	5,564	5,852
Plus (gain) loss on asset sales	(19)	9
Plus share based compensation expense	162	149
Adjusted OIBDA	$ 2,321	$ 1,468

Wireline Segment: (in thousands)	Three Months Ended March 31,
	2013	2012

Operating income	$ 3,529	$ 3,791
Plus depreciation and amortization	2,372	2,173
Plus loss on asset sales	12	20
Plus share based compensation expense	78	82
Adjusted OIBDA	$ 5,991	$ 6,066

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN."  The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: Adele M. Skolits
         540-984-5161